PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED May 2, 2000)

Filed Pursuant to
Rule 424(b)(3)
Commission File No. 333-36128

$500,000,000

RATIONAL SOFTWARE CORPORATION

5% Convertible Subordinated Notes due February 1, 2007

This prospectus supplement relates to the resale by the holders of Rational Software Corporation 5% Convertible Subordinated Notes Due February 1, 2007 and the shares of common stock, $.01 par value per share, issuable upon the conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated May 2, 2000, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

Name	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold	Percentage of Common Stock Outstanding
Northern Income Equity Fund	1,000,000	0.20%	27,997	0.0%
State of Maryland	3,179,000	0.64%	89,001	0.0%
Credit Suisse First Boston Corporation	20,000	0.00%	560	0.0%
Goldman Sachs & Company	2,950,000	0.59%	82,590	0.0%
The Class 1C Company Ltd.	1,500,000	0.30%	41,995	0.0%
Wyoming State Treasurer	927,000	0.19%	25,953	0.0%
Putnam Convertible Income-Growth Trust	4,021,000	0.80%	112,574	0.1%
Putnam Convertible Opportunities and Income Trust	221,000	0.04%	6,187	0.0%
Putnam Asset Allocation Funds - Balanced Portfolio	500,000	0.10%	13,998	0.0%
Putnam Asset Allocation Funds - Conservative Portfolio	300,000	0.06%	8,399	0.0%
Museum of Fine Arts, Boston	83,000	0.02%	2,324	0.0%
ProMutual	303,000	0.06%	8,483	0.0%
University of Rochester	78,000	0.02%	2,184	0.0%
Parker-Hannifin Corporation	99,000	0.02%	2,772	0.0%

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The Date of This Prospectus Supplement Is December 12, 2000.